Exhibit 99.1

Agile Therapeutics Announces $20 Million Private Placement and Provides Clinical Trial Update

Princeton, New Jersey, January 20, 2015 — Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products, announced today that it has entered into a definitive stock purchase agreement with a group of institutional accredited investors, including both existing and new investors, for the private placement of approximately 3.4 million shares of common stock at $5.85 per share yielding expected gross proceeds of $20.0 million.  The price per share represents the market value of the Company’s common stock as defined by Nasdaq as of January 16, 2015.  The private placement is expected to close on or about January 23, 2015, subject to customary closing conditions.

“We are very pleased to have completed this private placement,” said Al Altomari, President and Chief Executive Officer. “This financing strengthens our balance sheet and validates our corporate strategy for developing Twirla®.”

The private placement was led by RA Capital Management with participation by existing investors, including ProQuest Investments, Aisling Capital, and Caxton Alternative Management.

Agile Therapeutics plans to use the net proceeds of the offering to fund working capital and general corporate purposes, which may include scheduled payments of principal and interest on an outstanding loan.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended.  Accordingly, these securities may not be reoffered or resold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

The Company also reported on the status of its Phase 3 SECURE Study, a single-arm, open-label, multicenter Phase 3 trial that will assess the efficacy, safety and tolerability of the Company’s investigational once-weekly transdermal contraceptive patch, Twirla (AG200-15).  Approximately 74 sites experienced in conducting contraceptive trials have been selected and trained, and the active treatment phase of the trial began in September 2014.  As previously announced, the Company now expects to complete screening by the end of the first quarter 2015, and to complete enrollment early in the second quarter 2015. “Our strategy has been to carefully select high quality, experienced clinical sites and focus on implementation of measures to optimize patient compliance and continuation in the study.  So far, we are pleased with the quality of the execution,” reported Altomari.  “Our observations are consistent with what we would expect to see at this early stage of the trial, with no pregnancies or loss of patients to follow-up.  Of course it is too early to draw any conclusions regarding final efficacy outcomes. We do not intend to update the number of pregnancies or other clinical trial details going forward unless there has been a material development.”

William Blair & Company, L.L.C. acted as the exclusive placement agent for the offering.

About Agile

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability.  For more information, please visit the company website at www.agiletherapeutics.com.  The company may occasionally disseminate material, nonpublic information on the company website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” related to the Company’s timeline for clinical trials and potential market opportunity for its product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates”, “estimates,” “expects,” “plans,” “intends,” “may,” “could,” ‘might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, our statements about the timing and conduct of our clinical trial could be affected by the potential that we experience difficulty in identifying and initiating sites and enrolling subjects, we identify serious side effects or other safety issues, we do not have clinical supply of our product candidate that is adequate in amount and quality and supplied in a timely fashion, and the inherent risks of clinical development; our statements about the potential commercial opportunity could be affected by the potential that our product does not receive regulatory approval, does not receive reimbursement by third party payors, or a commercial market for the product does not develop because of any of the risks inherent in the commercialization of contraceptive products. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. All forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, and the prospectus filed in connection therewith and our Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source Agile Therapeutics

Contact Mary Coleman 609-683-1880